THIS Restricted Stock Agreement (the "Agreement") dated as of _____, by and between MRU Holdings, Inc., a Delaware corporation (the "Company") and _______ (the "Employee"), is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the MRU Holdings, Inc. 2004 Incentive Plan, a copy of which is attached hereto or which has been previously provided to the Employee;

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that the Employee be granted shares of Restricted Stock pursuant to the terms of the Plan and the terms of this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth:

1.
Award of Restricted Stock. The Company hereby awards to Employee on this date, ____________ shares of its common stock, par value $.001 ("Stock"), subject to the terms and conditions set forth in this Agreement (the "Award").

2.
Issuance of Share Certificates or Book Entry Record. The Company shall, as soon as administratively feasible after execution of this Agreement by the Employee, either (1) issue one or more certificates in the name of the Employee representing the shares of Restricted Stock covered by this Award, or (2) direct the Company's transfer agent for the Stock to make a book entry record showing ownership for the Restricted Stock in the name of the Employee, subject to the terms and conditions of the Plan and this Agreement.

3.
Custody of Share Certificates During the Restriction Period. In the event that the Company issues one or more certificates for the Restricted Stock covered by this Award in lieu of book entry, during the Restriction Period described below:

a.	The certificate or certificates shall bear the following legend:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the 2004 Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Restricted Stock Agreement are on file at the headquarters offices of MRU Holdings, Inc."

b.	The certificates shall be held in custody by the Company until the restrictions set forth herein shall have lapsed; and

c.
As a condition to receipt of this Award, the Employee hereby authorizes the Company to issue such instructions to the transfer agent as the Company may deem necessary or proper to comply with the intent and purposes of this Agreement and the Plan, including their provisions regarding forfeiture, and that this paragraph shall be deemed to constitute the stock power, endorsed in blank, allowing the Company to instruct its transfer agent to cancel any certificate representing shares that are forfeited by the Employee pursuant to the terms of the Plan or this Agreement.

1.

4.
Terms of the Plan Shall Govern. The Award is made pursuant to, and is subject to the Plan, including, without limitation, its provisions governing Cancellation and Rescission of Awards. In the case of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise indicated, all capitalized terms contained in this Agreement shall have the meaning assigned to them in the Plan.

5.
Restriction Period. The Restriction Period for the Restricted Stock awarded to the Employee under this Agreement shall commence with the date of this Agreement set forth above and shall end, for the percentage of the shares indicated below, on the date when the Restricted Stock shall have vested in accordance with the following schedule:

Date	Vested Percentage

Grant Date	25% of the awarded shares
First anniversary of the date of this Agreement
25% of the awarded shares
Second anniversary of the date of this Agreement
25% of the awarded shares
Third anniversary of the date of this Agreement
25% of the awarded shares

During the Restriction Period, the Employee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock awarded herein.

6.
Shareholder Rights. Subject to the restrictions imposed by this Agreement and the Plan, the Employee shall have, with respect to the Restricted Stock covered by this Award, all of the rights of a stockholder of the Company holding Stock, including the right to vote the shares and the right to receive any cash dividends.

7.
Forfeiture of Shares. Upon the Employee's Termination of Employment during the Restriction Period, all shares of Stock covered by this Award that remain subject to restriction shall be forfeited by the Employee; provided however, that if the Employee's employment is involuntarily terminated during the Restriction Period by the Company (other than for Cause), or in the event of the Employee's Retirement during the Restriction Period, the Compensation Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of the Restricted Stock covered by this Award.

8.	Change in Control. In the event of a Change in Control, all shares of Stock covered by this Award shall become free of all restrictions and become fully vested and transferable.

2.

9.
Delivery of Shares. If and when the Restriction Period expires for a share or shares of Restricted Stock without a prior forfeiture, the Company will deliver certificate(s) for such share(s) to the Employee.

10.
No Right to Continued Employment. Nothing contained in the Plan or this Agreement shall confer upon the Employee any right to continued employment nor shall it interfere in any way with the right of the Company or any subsidiary or Affiliate to terminate the employment of the Employee at any time.

11.
Withholding of Taxes. No later than the date as of which an amount first becomes includible in the Employee's gross income for Federal income tax purposes, the Employee shall pay to the Company or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld.

12.
Governing Law. The Award made and actions taken under the Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without taking into account its conflict of laws provisions.

13.
Acceptance of Award. By the Employee's signature below, the Employee accepts the terms of the Award, as set forth in this Agreement and in the Plan. Unless the Company otherwise agrees in writing, this Agreement shall not be effective as a Restricted Stock Award if a copy of this Agreement is not signed and returned to the Company.

14.	Binding Effect. Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the parties' respective heirs, legal representatives successors and assigns.

* * * * *

Signature Page to Follow

3.

 IN WITNESS WHEREOF, MRU Holdings, Inc. and the Employee have executed this Agreement to be effective as of the date first written above.

MRU Holdings, Inc.

By:_________________________________

Title:________________________________

I acknowledge receipt of a copy of the Plan (either as an attachment hereto or that has been previously received by me) and that I have carefully read this Agreement and the Plan. I agree to be bound by all of the provisions set forth in this Agreement and the Plan.

_______________________________	________________________________
Date	Employee

4.